EXHIBIT 5.1

April 23, 2007

KBW, Inc.
787 Seventh Avenue
New York, NY 10019

Ladies and Gentlemen:

I am General Counsel of KBW, Inc., a Delaware corporation (the “Company”), and have acted as the Company’s counsel in connection with the registration on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, of the (i) 3,265,439 shares of common stock, par value $0.01 per share (“Common Stock”), of the Company issuable pursuant to the Company’s 2006 Equity Incentive Plan (the “Plan”) and (ii) the registration for resale of 12,400 shares of Common Stock previously issued under the Plan.

This opinion is being furnished in accordance with the requirements of Item 8 of Part II of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.  The opinions expressed are limited to the Delaware General Corporation Law.

In connection with this opinion, I have reviewed and am familiar with originals or copies, certified or otherwise identified to my satisfaction, of such documents as I have deemed necessary or appropriate as a basis for the opinions set forth below including (1) the Registration Statement, (2) the Certificate of Incorporation of the Company and the Bylaws of the Company, each as amended, and (3) resolutions of the Board of Directors of the Company relating to the Plan, the issuance of shares under the Plan and the filing of the Registration Statement.

Based upon and subject to the foregoing, I am of the opinion that when the 3,265,439 shares of Common Stock issuable under the Plan are issued and sold (and the consideration therefore received) pursuant to the provisions of stock option agreements or other awards duly authorized under the Plan and in accordance with the Registration Statement, such shares will be validly issued, fully paid and non-assessable. I am further of the opinion that the 12,400 shares of common stock of the Company previously issued under the Plan are validly issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement. I further consent to the reference to me in Item 5 (“Interests of Named Experts and Counsel”) of Part II of the Registration Statement and the “Validity of the Securities” section of the reoffer prospectus included in the Registration Statement.

This opinion letter is rendered as of the date first written above and I disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to my attention and which may alter, affect or modify the opinion expressed herein. My opinion is expressly limited to the matters set forth above and I render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Plan or the shares of common stock of the Company.

Very truly yours,
s/ Mitchell B. Kleinman